Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Katie Loughnot
	Senior Vice President,	Vice President, Investor Relations
	Chief Financial Officer	Phone: (925) 965-4509
	Phone: (925) 965-4315	Email: katie.loughnot@ros.com

ROSS STORES REPORTS RECORD FOURTH QUARTER
AND FISCAL YEAR 2007 RESULTS

     Pleasanton, California, March 19, 2008 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended February 2, 2008 of $.70, compared to $.66 for the 14 weeks ended February 3, 2007. Net earnings for the 13 weeks ended February 2, 2008 totaled $94.5 million, compared to net earnings for the 14 weeks ended February 3, 2007 of $93.1 million. Sales for the 13 weeks ended February 2, 2008 increased 3% to $1.652 billion compared to $1.608 billion for the 14 weeks ended February 3, 2007. Comparable store sales for the 13 weeks ended February 2, 2008 rose 2% over the 13 weeks ended February 3, 2007.

     For the 52 weeks ended February 2, 2008, earnings per share were $1.90, compared to $1.70 for the 53 weeks ended February 3, 2007. Net earnings for the 52 weeks ended February 2, 2008 totaled $261.1 million, compared to $241.6 million for the 53 weeks ended February 3, 2007. Sales for the 2007 fiscal year increased 7% to $5.975 billion, with comparable store sales up 1% on top of a 4% gain in the prior year.

     Adjusting for the extra week in fiscal 2006, these results represent earnings per share increases of 19% and 17% for the fourth quarter and fiscal year, respectively, on a 52-week basis. The 53rd week in fiscal 2006 added approximately $88 million in sales and earnings equivalent to approximately $.07 per share to both the fourth quarter and the year.

     Michael Balmuth, Vice Chairman, President and Chief Executive Officer, commented, “We realized solid earnings growth for both the fourth quarter and the full year. Our ability to deliver compelling bargains to customers allowed us to successfully navigate the challenging retail climate, reflecting the resiliency of our off-price business model. The strongest regions for both the fourth quarter and the year were the Northwest and Texas, while Dresses, Home and Shoes were the best performing merchandise categories.”

     Mr. Balmuth continued, “For the 13-week fourth quarter of 2007, operating margin was 9.0% compared to 9.3% for the 14-week period in the prior year, as improvement in merchandise gross margin was offset mainly by increases in occupancy and store operating costs as a percent of sales. For the 2007 fiscal year, operating margin of 7.0% increased about 5 basis points over the prior year. Comparisons to last year are impacted by the 53rd week, which we estimate benefited the 2006 fourth quarter and fiscal year operating margin by about 55 and 20 basis points, respectively.”

     “Strong operating cash flows during 2007 continued to provide the resources to make capital investments in new store growth and infrastructure, and fund our ongoing stock repurchase and dividend programs. During the year, we invested $236 million in capital, which supported the addition of 67 net new Ross locations, 26 dd’s DISCOUNTS® stores, distribution network projects and other various information technology and infrastructure investments,” said Mr. Balmuth.

     “We also repurchased a total of 6.9 million shares of common stock in 2007, for an aggregate purchase price of $200 million, completing our two-year program. In January 2008, our Board of Directors approved a new two-year $600 million stock repurchase program for 2008 and 2009. This represents a 50% increase over the prior authorization, reflecting our ongoing confidence in the future growth prospects of the business. The Board also approved a 27% increase in our quarterly cash dividend to $.095 per share, our fourteenth consecutive annual dividend increase,” Mr. Balmuth concluded.

     The Company will host a conference call on Wednesday, March 19, 2008 at 11:00 a.m. Eastern time to communicate additional details concerning the fourth quarter and fiscal year 2007 results and management’s outlook and plans for 2008. A real time audio webcast of the conference call will be available at www.rossstores.com. An audio playback will be available at 706-645-9291, ID # 34935291 through March 26, 2008.

     Forward-Looking Statements: This press release and the recorded comments and transcript on our website contain forward-looking statements regarding expected sales and earnings levels that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include, without limitation, competitive pressures in the apparel industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise, including the potential impact from uncertainty in mortgage credit markets and higher gas prices; changes in geopolitical and general economic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the development and implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; potential pressure on freight costs from higher-than-expected fuel surcharges; and obtaining acceptable new store locations. Other risk factors are detailed in our SEC filings including, without limitation, the Form 10-K for fiscal 2006, Form 10-Q’s for fiscal 2007 and Form 8-K’s for fiscal 2007 and 2008. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc., a Fortune 500 company headquartered in Pleasanton, California, is the nation’s second largest off-price retailer with fiscal 2007 revenues of $6.0 billion. As of March 1, 2008, the Company operated 838 Ross Dress for Less® (“Ross”) stores and 54 dd’s DISCOUNTS® locations, compared to 771 Ross and 26 dd’s DISCOUNTS locations at the end of the same period last year. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 60 percent off department and specialty store regular prices. dd’s DISCOUNTS features a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20 to 70 percent off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
	February 2,	February 3,	February 2,	February 3,
($000, except stores and per share data, unaudited)	2008	2007	2008	2007
Sales	$1,651,702	$1,608,437	$5,975,212	$5,570,210

Costs and expenses
Cost of goods sold	1,264,902	1,230,741	4,618,220	4,317,527
Selling, general and administrative	237,525	227,645	935,901	863,033
Interest income, net	(2,691)	(3,414)	(4,029)	(8,627)
Total costs and expenses	1,499,736	1,454,972	5,550,092	5,171,933

Earnings before taxes	151,966	153,465	425,120	398,277

Provision for taxes on earnings	57,504	60,358	164,069	156,643
Net earnings	$94,462	$93,107	$261,051	$241,634

Earnings per share
Basic	$0.71	$0.68	$1.93	$1.73
Diluted	$0.70	$0.66	$1.90	$1.70

Weighted average shares outstanding (000)
Basic	132,805	137,550	135,093	139,488
Diluted	134,447	140,174	137,142	141,883

Dividends per share
Cash dividends declared per share	$0.17	$0.14	$0.32	$0.26

Stores open at end of period	890	797	890	797

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	February 2,	February 3,
($000, unaudited)	2008	2007
Assets

Current Assets
Cash and cash equivalents	$257,580	$367,388
Short-term investments	6,098	5,247
Accounts receivable	37,468	30,105
Merchandise inventory	1,025,295	1,051,729
Prepaid expenses and other	51,921	44,245
Deferred income taxes	19,639	16,242
Total current assets	1,398,001	1,514,956

Property and equipment, net	868,315	748,233
Other long-term assets	64,240	64,266
Long-term investments	40,766	31,136
Total assets	$2,371,322	$2,358,591

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable, accrued expenses and other	$988,787	$1,049,680
Income taxes payable	21,818	33,577
Total current liabilities	1,010,605	1,083,257

Long-term debt	150,000	150,000
Other long-term liabilities	161,169	129,303
Deferred income taxes	78,899	86,201

Commitments and contingencies

Stockholders' Equity	970,649	909,830
Total liabilities and stockholders' equity	$2,371,322	$2,358,591

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows
	Twelve Months Ended
	February 2,	February 3,
($000, unaudited)	2008	2007
Cash Flows From Operating Activities
Net earnings	$261,051	$241,634
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	120,699	108,135
Stock-based compensation	25,165	26,680
Deferred income taxes	(10,699)	(10,684)
Tax benefit from equity issuance	6,535	12,090
Excess tax benefits from stock-based compensation	(5,140)	(9,599)
Change in assets and liabilities:
Merchandise inventory	26,434	(113,638)
Other current assets, net	(15,039)	(8,138)
Accounts payable	(63,199)	221,644
Other current liabilities	(18,716)	34,417
Other long-term, net	26,468	4,326
Net cash provided by operating activities	353,559	506,867

Cash Flows Used in Investing Activities
Purchase of assets under lease	-	(87,329)
Additions to property and equipment	(236,121)	(136,626)
Proceeds from sales of property and equipment	356	615
Purchases of investments	(146,082)	(71,938)
Proceeds from investments	137,104	59,337
Net cash used in investing activities	(244,743)	(235,941)

Cash Flows Used in Financing Activities
Payment of term debt	-	(50,000)
Proceeds from issuance of long-term debt	-	150,000
Excess tax benefits from stock-based compensation	5,140	9,599
Issuance of common stock related to stock plans	20,753	32,517
Treasury stock purchased	(3,879)	(3,787)
Repurchase of common stock	(200,000)	(200,000)
Dividends paid	(40,638)	(33,634)
Net cash used in financing activities	(218,624)	(95,305)
Net decrease in cash and cash equivalents	(109,808)	175,621
Cash and cash equivalents:
Beginning of period	367,388	191,767
End of period	$257,580	$367,388

Supplemental Cash Flow Disclosures
Interest paid	$9,668	$759
Income taxes paid	$164,223	$147,122

Non-Cash Investing Activities
Change in fair value of investment securities	$1,503	$(183)